EXHIBIT 99.2

Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
NEWS RELEASE

Quintana Maritime Limited Announces Time Charter Agreement for the M/V Kirmar
Athens, Greece — February 21, 2006 — Quintana Maritime Limited (NASDAQ:QMAR), announced today that it has entered into a time charter agreement for the M/V Kirmar with Swissmarine for a minimum period of twelve months and a maximum period of eighteen months at a daily rate of USD $26,250 per day. The commencement of the time charter is set to begin in early March 2006. Kirmar is a Capesize bulk carrier built in 2001 with a carrying capacity of 165,500 dwt.
Stamatis Molaris, Chief Executive Officer of Quintana Maritime Limited, stated, “We are pleased to announce that we continue to successfully implement our time charter strategy by securing the M/V Kirmar for a period of twelve to eighteen months at a profitable rate. With this fixture our time charter cover for 2006 is 78.7% and for 2007 is 52.6% generating net revenues of $64.4 million and $46.2 million respectively. We continue to pursue our strategy to employ our vessels under period charters to maximize the generation of stable and predictable cash flows for our shareholders.”
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of eight Panamax size vessels and two Capesize vessels with a total carrying capacity of 916,072 dwt and an average age of 7.2 years.
FORWARD LOOKING STATEMENTS
       This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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Company Contact: Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Investor Relations/Financial Media: Paul Lampoutis Capital Link, Inc, New York Tel. 212-661-7566 E-mail: plampoutis@capitallink.com